Exhibit 10.4(1)

Scott Caldwell

Dear Scott,

BSQUARE Corporation (the “Company”) is pleased to offer you revised terms of employment as the Company’s Vice President of Worldwide OEM Sales effective as of February 21, 2014 (the “Effective Date”). As of the Effective Date this letter agreement supersedes in full the prior agreements between you and the Company regarding your employment or compensation (excluding, for clarity, any agreement regarding proprietary rights or confidentiality).

You will continue to report to the CEO. You will be paid bi-weekly at a rate equivalent to an annual salary of $135,000 (the “Base Salary”). In addition to the Base Salary, you will continue to be eligible for on target incentive compensation of 140% of your Base Salary at 100% achievement, governed and paid by the terms of your Incentive Compensation Plan then in effect.

You will continue to be employed as an exempt employee and will not be entitled to overtime.

You will be eligible for the following benefits, in addition to any other benefits made available to you by the Company from time to time:

•	A medical, dental, vision, life and disability plan

•	A 401(k) retirement plan, with Company matching contributions

•	Paid time off according to the Company’s standard policy

•	A new grant of options to purchase 30,000 shares of the Company’s common stock, granted on February 26, 2014 provided you are employed in good standing as of this date. These options are Non-Qualified Stock Options (NSOs), and shall vest as follows: 33% shall vest on the first anniversary of the grant date of February 26, 2014, and the balance will vest in equal monthly installments for two years thereafter. The strike price is the closing price of the Company’s common stock on the grant date. Stock options expire after 10 years.

Except as provided in the next paragraph, if your employment is terminated by the Company when neither “cause” nor “long term disability” exists, and provided that you release the Company and its agents from any and all employment-related claims in a signed, written release satisfactory in form and substance to the Company, (i) you will be entitled to receive severance equal to 3 months of your then annual Base Salary and (ii) you shall be eligible for continued COBRA coverage at the Company’s expense for a period of 3 months following your termination date. The foregoing severance payments shall be paid out on regular payroll days post termination, subject to legally required and any individually agreed upon payroll deductions. During the period subsequent to your termination date in which you are being paid such severance amounts, you would not be considered an employee and would therefore receive no Paid Time Off accrual, nor would you be entitled to benefits under the Company’s health and welfare plans or retirement savings plan as an active employee, except as otherwise provided herein.

Immediately prior to consummation of a Change of Control, all of your unvested stock options and restricted stock units shall become fully vested and immediately exercisable. In addition, if your employment is terminated by the Company or any successor thereto within 9 months following a Change of Control when neither “cause” nor “long term disability” exists or if you terminate your employment for “good reason,” and provided that you release the Company and any successor thereto and its respective agents from any and all employment-related claims in a signed, written release satisfactory in form and substance to the Company or any successor thereto, you will be entitled to receive a one-time lump sum severance payment equal to 9 months of your then annual Base Salary and you shall be eligible for continued COBRA coverage at the Company’s expense for a period of 9 months following your termination date. The foregoing severance payments shall be in lieu of the severance payments described in the preceding paragraph, and after expiration of the 9-month period following a Change of Control, you shall continue to be entitled to receive the severance payments described in the preceding paragraph on the terms and conditions set forth therein.

For purposes hereof, “cause,” “good reason” and “Change of Control” are defined on Attachment A hereto, and “long term disability” is defined in the Company’s sponsored Long Term Disability group insurance plan.

No severance shall be payable hereunder unless the release described herein has been signed and become effective within sixty (60) days from the date of termination (the “Release Deadline”). Upon the release becoming effective, any severance payable hereunder will be payable commencing on or as soon as administratively practicable after the Release Deadline. In the event the termination occurs at a time during the calendar year when the release could become effective in the calendar year following the calendar year in which your termination occurs, then any payments hereunder that would be considered deferred compensation under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations promulgated thereunder (“Section 409A”) will be paid commencing on the first payroll date to occur during the calendar year following the calendar year in which such termination occurs, or, if later, the Release Deadline.

Notwithstanding any other provision of this Letter Agreement, if at the time of the termination of your employment, you are a “specified employee,” determined in accordance with Section 409A, any payments and benefits provided hereunder that constitute “nonqualified deferred compensation” subject to Section 409A that are provided on account of separation from service shall not be paid until the first payroll date to occur following the six-month anniversary of your termination date (the “Specified Employee Payment Date”). The aggregate amount of any payments that would otherwise have been made during such six-month period shall be paid in a lump sum on the Specified Employee Payment Date without interest, and thereafter, any remaining payments shall be paid without delay in accordance with their original schedule.

The foregoing provisions are intended to comply with the requirements of Section 409A so that none of the benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply. You and the Company agree to work together in good faith to consider amendments to this Letter Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to you under Section 409A.

Furthermore, notwithstanding any other provision of this Letter Agreement or any other plan, arrangement or agreement to the contrary, if any of the payments or benefits provided or to be provided by the Company or any successor to you or for your benefit pursuant to the terms of this Letter Agreement or otherwise (“Covered Payments”) constitute parachute payments (“Parachute Payments”) within the meaning of Section 280G of the Code and will be subject to the excise tax imposed under Section 4999 of the Code (or any successor provision thereto) or any interest or penalties with respect to such excise tax (collectively, the “Excise Tax”), then the Company shall pay to you, no later than the time the Excise Tax is required to be paid by you or withheld by the Company, an additional amount (the “Gross-up Payment”) equal to the sum of the Excise Tax payable by you, plus the amount necessary to put you in the same after-tax position (taking into account any and all applicable federal, state, local and foreign income, employment and excise taxes (including the Excise Tax and any income and employment taxes imposed on the Gross-up Payment)) that you would have been in if you had not incurred any tax liability under Section 4999 of the Code. Any determination required under this paragraph, including whether any payments or benefits are Parachute Payments, shall be made by the Company in its sole discretion. You shall provide the Company with such information and documents as the Company may reasonably request in order to make a determination under this paragraph. The Company’s determinations shall be final and binding on the Company and you.

YOUR EMPLOYMENT IS AT-WILL AND ACCORDINGLY, YOU OR THE COMPANY MAY TERMINATE THIS EMPLOYMENT RELATIONSHIP AT ANY TIME WITH OR WITHOUT NOTICE OR CAUSE.

Please indicate your acceptance by signing and returning a copy of this Letter Agreement.

Sincerely,

BSQUARE CORPORATION		Acknowledged and agreed:

By:	/s/ Jerry Chase	/s/ Scott Caldwell
	Jerry Chase	Scott Caldwell
President and CEO

ATTACHMENT A

For purposes of this Letter Agreement, “cause” means and is limited to dishonesty, fraud, commission of a felony or of a crime involving moral turpitude, destruction or theft of Company property, physical attack to a fellow employee, intoxication at work, use of controlled substances or alcohol to an extent that materially impairs your performance of your duties, willful malfeasance or gross negligence in the performance of your duties, violation of law in the course of employment that has a material adverse impact on the Company or its employees, your failure or refusal to perform your duties, your failure or refusal to follow reasonable instructions or directions, misconduct materially injurious to the Company, neglect of duty, poor job performance, or any material breach of your duties or obligations to the Company that results in material harm to the Company.

For purposes hereof, “neglect of duty” means and is limited to the following circumstances: (i) you have, in one or more material respects, failed or refused to perform your job duties in a reasonable and appropriate manner (including failure to follow reasonable directives), (ii) the Board, or a duly appointed representative of the Board, has counseled you in writing about the neglect of duty and given you a reasonable opportunity to improve, and (iii) your neglect of duty either has continued at a material level after a reasonable opportunity to improve or has reoccurred at a material level within one year after you were last counseled.

For purposes hereof, “poor job performance” means and is limited to the following circumstances: (i) you have, in one or more material respects, failed to perform your job duties in a reasonable and appropriate manner, (ii) the Board, or a duly appointed representative of the Board, has counseled you in writing about the performance problems and given you a reasonable opportunity to improve, and (iii) your performance problems either have continued at a material level after a reasonable opportunity to improve or the same or similar performance problems have reoccurred at a material level within one year after you were last counseled.

For purposes of this Letter Agreement, “good reason” shall mean the occurrence of any of the following, in each case without your written consent:

(i)	a material reduction in you Base Salary other than a general reduction in Base Salary that affects all similarly situated executives in substantially the same proportions;

(ii)	a material reduction in your bonus target; or

(iii)	a material, adverse change in your title, authority, duties or responsibilities (other than as required by applicable law).

You cannot terminate your employment for good reason unless you have provided written notice to the Company of the existence of the circumstances providing grounds for termination for good reason within thirty (30) days of the initial existence of such grounds and the Company has had at least thirty (30) days from the date on which such notice is provided to cure such circumstances. If you do not terminate your employment for good reason within ninety (90) days after the first occurrence of the applicable grounds, then you will be deemed to have waived your right to terminate for good reason with respect to such grounds.

Further, for purposes of this Letter Agreement, a “Change of Control” shall mean:

(i)	the acquisition of the Company by another entity by means of merger, consolidation or other transaction or series of related transactions resulting in the exchange of the outstanding shares of the Company for securities of, or consideration issued, or caused to be issued by, the acquiring entity or any of its affiliates, provided, that after such event the shareholders of the Company immediately prior to the event own less than a majority of the outstanding voting equity securities of the surviving entity immediately following the event; or

(ii)	any sale, lease, exchange or other transfer not in the ordinary course of business (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Company.